NEWS RELEASE	Littelfuse Inc. 8755 West Higgins Road, Suite 500 Chicago, Illinois 60631 p: (773) 628-1000 f: (773) 628-0802 www.littelfuse.com
LITTELFUSE TO ACQUIRE CARLING TECHNOLOGIES
Accelerates growth in commercial vehicles and communications infrastructure
CHICAGO, IL and PLAINVILLE, CT – October 20, 2021 – Littelfuse, Inc. (NASDAQ: LFUS) and Carling Technologies, Inc. (“Carling”) today announced that they have entered into a definitive agreement for Littelfuse to acquire Carling for $315 million in cash, subject to a working capital adjustment. Founded in 1920, Carling has a leading position in switching and circuit protection technologies with a strong global presence in commercial vehicle, marine and datacom/telecom infrastructure markets. The business is headquartered in Plainville, Connecticut, with offices and facilities located around the world. The company has annualized sales of approximately $170 million.

"We are excited to welcome Carling employees to the Littelfuse team," said Dave Lesperance, Vice President and General Manager, Littelfuse Commercial Vehicle Business. "With its strong brand name and a long history of innovation, quality, and reliability, Carling enhances our presence and growth in commercial vehicles and communications infrastructure. Our complementary engineering capabilities, application expertise, and product portfolios will drive deeper engagement with a broader base of customers and distribution partners, serving as a platform for future growth.”

"The combination of Carling and Littelfuse, both with a rich heritage, will leverage our collective resources and portfolios to create increased value for our customers," said Richard Sorenson, Sr., Carling Technologies President and Chief Executive Officer. "Joining a world-class organization like Littelfuse will accelerate our business plans and provide expanded opportunities for our employees around the world.”

The transaction is subject to customary closing conditions and regulatory approvals, and is expected to close during the fourth calendar quarter of 2021.

Littelfuse will share additional details about Carling during the company’s third quarter of fiscal 2021 earnings conference call on Wednesday, October 27, 2021 at 9:00 a.m. Central Time. The conference call will be available via webcast from www.littelfuse.com. A recording of the call will also be available there.

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About Littelfuse
Littelfuse (NASDAQ: LFUS) is an industrial technology manufacturing company empowering a sustainable, connected, and safer world. Across more than 15 countries, and with 12,000 global associates, we partner with customers to design and deliver innovative, reliable solutions. Serving over 100,000 end customers, our products are found in a variety of industrial, transportation and electronics end markets – everywhere, every day. Learn more at littelfuse.com.

About Carling Technologies
Carling Technologies, Inc. is a privately owned global leader in switching, circuit protection, and power distribution technologies predominately serving the on-/off-highway vehicle, marine and datacom/telecom infrastructure markets. With worldwide operations and 2,800 employees, Carling has delivered high-quality solutions to a diverse OEM and distributor customer base for over 100 years. Learn more at carlingtechnologies.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
The statements in this press release that are not historical facts are intended to constitute "forward-looking statements" entitled to the safe-harbor provisions of the Private Securities Litigation Reform Act. These statements may involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to general economic conditions; the severity and duration of the COVID-19 pandemic and the measures taken in response thereto and the effects of those items on the company’s business; product demand and market acceptance; the impact of competitive products and pricing; product quality problems or product recalls; capacity and supply difficulties or constraints; coal mining exposures reserves; cybersecurity matters; failure of an indemnification for environmental liability; exchange rate fluctuations; commodity and other raw material price fluctuations; the effect of Littelfuse, Inc.'s ("Littelfuse" or the "Company") accounting policies; labor disputes; restructuring costs in excess of expectations; pension plan asset returns less than assumed; integration of acquisitions; uncertainties related to political or regulatory changes; and other risks which may be detailed in the company's Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This release should be read in conjunction with information provided in the financial statements appearing in the company's Annual Report on Form 10-K for the year ended December 26, 2020. Further discussion of the risk factors of the company can be found under the caption "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 26, 2020, and in other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investor.littelfuse.com and on the SEC’s website at www.sec.gov. These forward-looking statements are made as of the date hereof. The company does not undertake any obligation to update, amend or clarify these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the availability of new information.
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Littelfuse, Inc.
Investor Contact:
Trisha Tuntland
Head of Investor Relations
(773) 628-2163

Media Contact:
Steve Schrier
Head of Corporate Communications
(773) 628-2112
media@littelfuse.com

Carling Technologies, Inc.
Paige Mazzochi
Strategic Marketing Manager
(860) 793‑7753
communications@carlingtech.com

LFUS-A
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